Exhibit 10.1

FORM OF

ROCKWELL COLLINS, INC.

RESTRICTED STOCK UNIT AWARD

To: [Director]

In accordance with the 2006 Long-Term Incentives Plan (the Plan) of Rockwell Collins, Inc. (the Company), and resolutions adopted by the Board of Directors at the February 7, 2006 meeting and any subsequent Board modification of director restricted stock unit compensation pursuant to the Plan (the Board Resolutions), the Company will provide to you (the Participant) on the date of its Annual Shareowner Meeting each year that you continue as a director of the Corporation an award (the Award) to receive restricted stock units (RSUs). Each RSU represents the right to receive one share of Common Stock of the Company as compensation for your service on the Board of Directors (the Board) of the Company.

Additional RSUs are contemplated to be awarded to you under this Award pursuant to the Plan and the Board Resolutions quarterly each year representing the quarterly cash retainer or other fees otherwise payable to you on such date in respect of your service on the Board and its committees to the extent you have elected to defer the retainer or other fees pursuant to the Director's Election to Defer Receipt of Retainer Fees, which deferral election will be subject to the rules imposed by Internal Revenue Code Section 409A, as amended from time to time, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (collectively, "Section 409A"). The number of additional RSUs to be awarded will be calculated in accordance with the Plan and will be based on Fair Market Value and the amount of fees then otherwise payable to you.

Capitalized terms used in this Award and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

The RSUs have been awarded to you upon the following terms and conditions:

1. Rights of the Participant with Respect to the RSUs

a) No Shareholder Rights. The RSUs granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 2 or 3.

b) Additional Restricted Stock Units. As long as Participant holds RSUs granted pursuant to this Award, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of RSUs ("Additional RSUs") equal to the total number of whole RSUs and Additional RSUs previously credited to Participant under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional RSUs resulting from such calculation shall be included in the Additional RSUs. A report showing the number of Additional RSUs so credited shall be sent to Participant periodically, as determined by the Company. The Additional RSUs so credited shall be subject to the same terms and conditions as the RSUs to which such Additional RSUs relate and the Additional RSUs shall be forfeited in the event that the RSUs with respect to which such Additional RSUs were credited are forfeited.

c) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the RSUs vest, and the restrictions with respect to the RSUs lapse, in accordance with Section 2 or 3. Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. After any RSUs vest pursuant to Section 2 or 3, the Company shall promptly cause shares of Common Stock to be issued in book-entry form, registered in Participant's name or in the name of Participant's legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole RSUs and any Additional RSUs. The value of any fractional RSUs shall be paid in cash at the time certificates are delivered to Participant in payment of the RSUs and any Additional RSUs.

2. Early Vesting Upon Change of Control. Subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, all of the RSUs shall become immediately and unconditionally vested, and the restrictions with respect to all of the RSUs shall lapse. For purposes of this Award, a "Change in Control" shall be limited to a "change in control event" that meets the requirements of Section 409A.

3. Vesting Upon Termination of Directorship. If, prior to vesting of the RSUs pursuant to Section 2, Participant ceases to serve on the Board of Directors of the Company for any reason (voluntary or involuntary) including death or permanent long-term disability, unless there are arrangements in place between the Company and Participant that preclude a "separation from service" under Section 409A, then, subject to the other terms and conditions set forth herein, Participant's rights to all of the unvested RSUs shall become immediately vested, and the restrictions with respect to all of the RSUs shall lapse as of the date of such departure from the Board. No transfer by will or the applicable laws of descent and distribution of any RSUs that vest by reason of Participant's death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4. Restriction on Transfer. The RSUs and Additional RSUs shall be deliverable, during your lifetime, only to you and are not transferable by you other than (i) by will or by the laws of descent and distribution; or (ii) by gift to your spouse or natural, adopted or step-children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of your Immediate Family Members or to a family charitable trust established by you or a member of your family.

5. Adjustments to Restricted Stock Units. In the event of any change in or affecting the outstanding shares of Common Stock of the Company by reason of a stock dividend or split, merger or consolidation, or various other events, adjustments will be made as appropriate in connection with the RSUs as contemplated in the Plan. Notwithstanding anything in this paragraph to the contrary, no adjustment shall be made to the Award to the extent that the adjustment would constitute an additional deferral or acceleration of payment in violation of Section 409A.

6. Income Tax Matters. The Company shall have the right, in connection with the vesting of RSUs under this Award, (i) to deduct from any payment otherwise due by the Company to Participant or any other person receiving delivery of cash or shares of Common Stock an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require Participant or any other person receiving such delivery to pay to the Company an amount sufficient to provide for any such taxes so required to be withheld or (iii) to sell such number of shares of Common Stock otherwise deliverable as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

7. Miscellaneous.

a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

b) The Company shall not be required to deliver any shares of Common Stock upon vesting of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided that in all cases the delivery of any shares of Common Stock will be made within such time frame following the scheduled payment date as is required to comply with the requirements of Section 409A.

c) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

ROCKWELL COLLINS, INC.

By:

Gary R. Chadick

Senior Vice President,

General Counsel and Secretary

Dated: